Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-1) of TriNet Group, Inc. and Subsidiaries of our report dated March 3, 2014, except for the effect of the stock split as described in Note 15, as to which the date is March 12, 2014, with respect to the consolidated financial statements and schedule of TriNet Group, Inc. and Subsidiaries included in its Registration Statement (Form S-1 No. 333-198293), as amended.

/s/ Ernst & Young LLP

San Francisco, California

September 11, 2014